Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

Employment Agreement is effective July 27, 2021 (the “Effective Date”) between Tilray, Inc. (the “Company”) and Irwin D. Simon (the “Executive”).

RECITALS:

WHEREAS, the Executive desires to continue his employment with the Company in accordance with the terms and conditions contained in this Employment Agreement (the “Agreement”);

WHEREAS, the Company is only willing to enter into this Agreement on the basis that the Executive observe the restrictive covenants set out herein, which have been negotiated in good faith and which the Executive acknowledges as being reasonable given the nature of his position pursuant to this Agreement; and

WHEREAS the Agreement supersedes all prior agreements between the parties or any affiliates hereto;

NOW THEREFORE in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration (the receipt, sufficiency and adequacy of which are each hereby acknowledged), the parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1Definitions.

In this Agreement, unless otherwise defined herein, capitalized terms have the meaning set out in Schedule A annexed to this Agreement.

Section 1.2Currency.

All dollar amounts referred to in this Agreement are in US currency, unless otherwise stated.

ARTICLE 2
EMPLOYMENT

Section 2.1Employment.

The Executive shall continue to serve as the full-time Chief Executive Officer and Chairman of the Company’s Board of Directors (the “Board”) and shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to Executive by the Company’s Board based on the terms and conditions contained herein as of and with effect from the Effective Date.

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Section 2.2Employment Term.

The Agreement will be effective from the Effective Date and will continue in effect until it is terminated in accordance with Article 3 (the “Employment Term”).

Section 2.3Duties.

(1)	During the Employment Term, the Executive shall:

(a)serve the Company as provided herein and carry out those responsibilities as are necessary to perform the functions associated with the positions of Chief Executive Officer and Chairman of the Board; and

(b)devote the required skill, experience, time and attention necessary to carry out the responsibilities consistent with the Executive’s positions.

(2)

The Executive further acknowledges that he must generally comply with (i) the lawful policies and procedures established by the Company from time to time, including any code of ethics or business conduct adopted by the Company (including any future revisions of such policies, procedures or other codes of business conduct), and (ii) all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies.

(3)

The Executive will not engage in any other for-profit business, profession or occupation, including as a member of a board of directors of any third party, for compensation which would materially conflict or materially interfere with the rendition of services hereunder, without the prior written consent of the Board, which shall not be unreasonably withheld. Any uncertainty as to whether such a conflict exists will be raised by the Executive for determination by the Board, acting reasonably. The Board acknowledges that the Executive has ongoing participation in other private and public businesses that have been disclosed by the Executive and are listed on Exhibit A and that such participation does not, in any way, conflict with his role at the Company. Except for the businesses listed on Exhibit A, which have already been approved, the Executive agrees to disclose to the Board and receive prior written consent from the Board to participate as a director, employee or consultant with (i) any other public company or (ii) with any competing company whether it is a private or public company. The Executive further agrees to disclose any other director, employment or consultant positions with any other company that may materially affect his ability to perform his duties and responsibilities under this Agreement.  Notwithstanding the above, nothing herein shall limit or preclude Executive from engaging and/or participating in charitable and/or community affairs or from managing any passive investments made by Executive.

Section 2.4Base Salary.

Effective May 1, 2021, the Company shall pay to the Executive a salary equating to $1,700,000 on an annualized basis, payable bi-weekly (the “Base Salary”), less all deductions and withholdings required by law.  The Company’s Compensation Committee shall review the Base Salary on an annual basis at the end of each fiscal year and may increase but not decrease

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the Base Salary.  Any such increases will be effective as of June 1 of each year and, as so increased, shall constitute the “Base Salary” hereunder.

Section 2.5Bonus.

(1)

Annual Performance Bonus. The Executive shall be eligible to earn an annual performance- based cash bonus (the “Bonus”) based on performance metrics established in accordance with this Section 2.5 (the “Bonus Metrics”), subject to the Executive’s continuous employment with the Company on the date any such Bonus is paid.  The Executive’s target amount of such Bonus shall be equal to 200% of his Base Salary (the “Target Bonus”) and the maximum amount of such bonus shall be equal to 350% of his Base Salary, provided that the actual amount of any such Bonus shall be determined based on the achievement of applicable Bonus Metrics and any other individual performance metrics as determined in the discretion of the Compensation Committee.  All Bonus payments will be less all deductions and withholdings required by law and paid within seventy-five (75) days of the Company’s fiscal year end.

(2)

Goal Setting.  No later than July 15th of each fiscal year, the Executive shall provide the Compensation Committee of the Board with a list of operational and strategic goals for the fiscal year.  The Compensation Committee of the Board will determine with the Executive’s input the Bonus Metrics for the fiscal year. For fiscal year 2021, the Compensation Committee has determined that the Bonus shall not be less than one million five hundred sixty thousand dollars ($1,560,000), which bonus shall be paid no later than August 15, 2021.

(3)	Annual Performance Bonus. The Bonus will be determined based on the following:
•

Bonus amounts are to be based on the same corporate scorecard that is used for other executives, which is to be formally approved in writing by the Board before the end of the first quarter of each year.

•	At the beginning of each fiscal year, the Compensation Committee shall review and approve the Bonus metrics and the target, threshold, and maximum achievement levels for each metric.
•

At the end of each fiscal year, the Compensation Committee shall review the Company’s performance relative to targets and approve corporate score payout percentages (%).  The Compensation Committee retains the right to exercise discretion with respect to the achievement of metrics included on the corporate scorecard at year-end.

Section 2.6Equity Incentives.

(1)

The Company has established the Tilray, Inc. Amended and Restated 2018 Equity Incentive Plan (“EIP”). During the Employment Term, pursuant to the terms and conditions of the Company’s EIP or any successor equity compensation plan as may be in

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place from time to time, the Executive shall be eligible to receive, from time to time, awards in amounts, and subject to such terms, conditions and restrictions, as determined by the Compensation Committee in its sole discretion.  Except as otherwise provide in this Agreement, awards granted to the Executive, if any, shall be subject to the terms and conditions established within the EIP (as amended from time to time) or any successor equity compensation plan as may be in place from time to time, as applicable, and the separate option agreement, restricted stock purchase agreement or stock award agreement between the Company and the Executive that sets forth the terms and conditions of the award (e.g., exercise price, expiration date and vesting schedule of stock options; and the restricted period and/or other restrictions such as performance objectives relating to stock awards); provided, however, that any such awards shall not require Executive to be bound by any restrictive covenants (or forfeiture provision tied to breaching restrictive covenants or similar provisions) beyond those in Articles 4-7 hereof.  The Executive will be eligible to receive a target annual grant under the EIP of 250% of the Executive’s Base Salary.  The actual amount of any annual equity grant shall be based on performance metrics determined by the Board, in its sole discretion; provided, however that the 2021 EIP grant shall be not less than two million six hundred thousand dollars ($2,600,000), which shall be granted by August 15, 2021.

(2)	The Company shall grant the Executive the following awards under the EIP subject to the terms of the applicable form of award agreement previously approved by the Compensation Committee:

(a)Performance-Based Grant.  The Company shall, no later than August 15, 2021, grant to Executive a number of performance-based restricted stock units (“PSUs”), valued based on the closing price of the Company’s Shares on the grant date valued at five million dollars ($5,000,000) which grant shall be subject to the performance conditions and vesting schedule set forth in Schedule B and applicable form of award agreement.

(b)Time-Based Grant.  The Company shall, no later than August 15, 2021, grant to executive time-based restricted stock units (“RSUs”), valued based on the closing price of the Company’s Shares on the grant date equal to five million dollars ($5,000,000) which grant shall be subject to time-based vesting of 1/3 on June 1, 2022 (the “Initial Vesting Date”) and 1/3 on each of the first (1st) anniversary and the second (2nd) anniversary of the Initial Vesting Date, subject to Executive’s continued employment through such vesting dates (except as otherwise set forth in this Agreement), and the applicable form of award agreement.

(c)Synergy Equity Grant.  The Executive shall be awarded, no later than August 15, 2021, a number of restricted stock units valued based on closing price of the Company’s Shares on the grant date equal to five million dollars ($5,000,000) (the “Synergy Equity Grant”), which grant shall be subject to the applicable form of award agreement and the satisfaction of the time and performance-based vesting conditions below to be achieved no later than the third (3rd) anniversary of the Effective Date as follows:

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•

Time-Based Vesting Condition:  Subject to the satisfaction of the performance-based vesting conditions on or prior to each applicable vesting date and in no event after the final Vesting Date, 50% of the Synergy Equity Grant shall vest on the first anniversary of the Effective Date (the “Initial Vesting Date”), and an additional 25% shall vest on each of the first (1st) and second (2nd) anniversaries of the Initial Vesting Date (each a “Time-Based Vesting Date” or a “Vesting Date”); provided, however, that in the event that a performance-based vesting condition has not been satisfied on an earlier Vesting Date, but is satisfied on a later Vesting Date, then the portion of the award that did not vest on the earlier Vesting Date shall become vested on the later Vesting Date.

•

Performance-Based Vesting Condition: Achievement of the following cost savings from synergies achieved in connection with the Aphria/Tilray transaction in accordance with the Synergy Plan presented to and approved by the Compensation Committee on July 26, 2021 prior to or on the applicable Time-Based Vesting Date: 50% satisfied when $50,000,000 in cost savings are achieved, and 100% satisfied when $80,000,000 of cumulative cost savings are achieved in accordance with the Synergy Plan submitted to the Board, in each case, as determined by the Company's Compensation Committee.

The Synergy Equity Grant shall be settled within 30 days of the date each Time-Based Vesting Condition provided the Performance-Based Vesting Condition has been satisfied (e.g., if the grant date is July 1, 2021, and the 50% target is hit on May 1, 2022, then 25% of the award shall vest on July 1, 2022; then, if the 100% target is hit on September 1, 2022, an additional 50% shall vest on July 1, 2023, and the final 25% shall vest on July 1, 2024).  Except as otherwise provided, herein, in the event that neither Performance-Based Vesting Condition is satisfied by the third (3rd) anniversary of the Effective Date, then the Synergy Equity Grant shall be forfeited.

(d)Full Vesting of Outstanding Awards.  The Company shall no later than August 15, 2021 cause all outstanding Aphria equity awards held by Executive to become fully vested and paid out in accordance with their terms.

(e)This Agreement Controls.  In the event of any conflict between the terms of any of the award agreements granted pursuant to this Section 2.6 and this Agreement, then the terms of this Agreement shall control, even if the award agreements were granted and executed after the date hereof.

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Section 2.7Benefit Plans.

Executive shall participate in, and the Company shall pay the entire cost for his and his dependents participation in, all employee retirement and welfare benefit plans made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans.  Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.  In the event that paying for the entire cost of Executive’s and his dependents participation in, all employee retirement and welfare benefits plans would cause the Company to have a discrimination issue with respect to such plans, then the Company shall increase Base Salary by the portion of the cost of such plans that Executive must pay for the applicable coverage, with any portion that cannot be paid with pre-tax money to be gross-up for all applicable taxes.

Section 2.8Vacation and Personal Days.

During each calendar year, the Executive will be entitled to accrue up to five (5) weeks of vacation to be taken at such time or times as may be mutually agreed upon by the parties hereto. Accrued but unused vacation may not be carried forward to a subsequent year, except as required by applicable law or Company policy.  In addition, the Executive will be entitled to up to six (6) personal days each calendar year. The personal days cannot be carried forward and do not have any cash value. Accrued but unused vacation and personal days shall not be cashed out upon termination of employment or at any time during employment, except as required by applicable law or Company policy.

Section 2.9Expenses.

Consistent with the reimbursement of expenses incurred by the Executive prior to the commencement of this Agreement the Company shall reimburse the Executive for all out-of-pocket expenses reasonably and properly incurred by the Executive in connection with his duties hereunder, including travel and entertainment expenses. Without limiting the generality of the foregoing and notwithstanding the provisions of Section 2.3(2) of this Agreement, the Company acknowledges and agrees that the Executive shall be entitled to incur and be reimbursed for expenses greater than, or not contemplated in the policies of the Company in effect from time to time.

Section 2.10Car Allowance.

The Company shall pay to the Executive a car allowance of $1,200 per month (the “Allowance”) on an after-tax basis.

Section 2.11Corporate Phone Plan.

The Executive shall be eligible to participate in a corporate phone plan, subsidized entirely by the Company. The phone plan will cover the costs of an iPhone (or similar Smartphone device) for the Executive’s sole use and business needs.

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Section 2.12Transformation Bonus.

The Executive shall be entitled to a one-time bonus equal to ten million dollars ($10,000,000) (the “Transformation Bonus”), less all deductions and withholdings as required by law in consideration for the Executive agreeing to remain in his role of Chief Executive Officer or otherwise providing continued services through mutual agreement with the Company until December 31, 2022.  Such bonus amount shall be paid within five (5) days of the Effective Date.  If the Executive voluntarily resigns without Good Reason (other than as a result of Executive’s death or Disability) prior to December 31, 2022, then Executive shall repay to the Company the prorated after-tax portion of the Transformation Bonus within ninety (90) days of his resignation without Good Reason, calculated by multiplying the after-tax portion of the award by a fraction, the numerator of which is the number of days from the resignation date through December 31, 2022 and the denominator of which is the number of days from the Effective Date through December 31, 2022.  For clarity, this obligation of the Executive does not commit the Company to continue the employment of the Executive for any term or period and his employment can be terminated at any time in accordance with the terms of this Agreement.

Section 2.13Life Insurance.

As long as the Executive remains employed with the Company, and subject to applicable underwriting, the Company will obtain and pay the premiums for life insurance payable to the estate of the Executive (or his designated beneficiary) in the aggregate amount of $6.0 million dollars provided such annual premiums do not exceed $150,000 per annum which may be secured through a group and/or individual polic(ies).  The Executive shall not be entitled to the continued payment of premiums for such life insurance policy after the date of termination of the Executive’s employment.  Following any termination of employment, the Company shall promptly assign such policy to Executive (or his designee), if he requests the assignation of such policy.

ARTICLE 3
TERMINATION

Section 3.1Termination by the Company.

This Agreement and the employment of the Executive may be terminated by the Company, at any time, for the following reasons:

(a)for Cause following the satisfaction of the notice and other provisions applicable to a Cause termination;

(b)automatically upon the death of the Executive;

(c)in the event of a Disability of the Executive; or

(d)without Cause upon written notice of termination.

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Section 3.2Termination by Executive.

This Agreement and the employment of the Executive may be terminated by the Executive for the following reasons:

(a)with Good Reason; or

(b)without Good Reason.

In the event that Executive terminates his employment without Good Reason, then he agrees that he shall provide not less than four (4) weeks’ prior written notice of resignation to the Company (the “Notice of Resignation Period”). The Company may waive the Notice of Resignation Period in whole or in part at any time by providing payment of regular Base Salary and any other payments required by applicable employment law for the period so waived.

Section 3.3Payment Upon Termination

(1)

Should this Agreement be terminated pursuant to Section 3.1(a), Section 3.1(b), Section 3.1(c), or should the Executive resign without Good Reason pursuant to Section 3.2(b), then Executive will only be entitled to: (i) accrued but unpaid Base Salary for services rendered to the date of termination; (ii) reimbursement for the business expenses incurred by the Executive up to the date of termination; (iii) amounts which Executive has earned and are owed to him pursuant to any written agreements, compensation and/or equity plans or programs of the Company or any of its affiliates, including, but not limited to any awards granted pursuant to any such plans or programs; (iv) amounts to which is entitled pursuant to any employee benefit plans of the Company or any of its affiliates (including, but not limited to, life insurance proceeds upon death and/or disability insurance proceeds upon disability); and (v) any indemnification rights Executive has in connection with his service as an officer and/or director of the Company and/or its affiliates, whether pursuant to the Company’s governing documents or otherwise (collectively, the “Accrued Benefits”). Notwithstanding the foregoing:

(a)Upon Executive’s termination of employment pursuant to Section 3.1(b) or (c) or Section 3.2(a), Executive shall be entitled to any Bonus, the performance conditions of which have been met in respect of a prior year, which has not yet been paid as of the date of termination.

(b)Upon a termination of employment as a result of Executive’s death pursuant to Section 3.1(b), on the sixtieth (60th) day following the date of termination, all of Executive’s unvested equity awards, including but not limited to all equity awards granted pursuant to Section 2.6 shall immediately vest and settle (as applicable) in full (to the extent then outstanding, unvested, and unsettled).

(c)Upon a termination of employment as a result of Executive’s Disability pursuant to Section 3.1(c), then subject to Section 3.6, the Executive shall also be entitled to:

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(i)	a lump-sum payment equal to the sum of (a) the annual Base Salary and (b) the Target Bonus, to be paid 60 days following the date of termination;
(ii)

continued provision of the benefits described in Section 2.7, at entirely the Company’s cost, for twelve (12) months following the month in which Executive’s employment terminated; provided, however, if the Company determines that providing the continued health insurance under this benefit shall cause the plan to violate nondiscrimination regulations, then the Company shall pay to Executive for 12 months following the termination of his employment, in lieu of the Company provided continued health insurance, the monthly COBRA premium for Executive and his dependents, and in such case, the Company shall pay to the executive, on an after-tax basis, a bonus equal to the grossed-up amount of all taxes applicable to the payments in lieu of continued health insurance benefits; and

(iii)

full vesting and settlement (as applicable), on the sixtieth (60th) day following the termination date, of all of Executive’s outstanding, unvested, and unsettled (as applicable) equity awards that: (A) would vest solely subject to Executive’s continuous service with the Company over time in the future, including, but not limited to, awards granted pursuant to Section 2.6(2)(b) and any performance-vesting awards that would have otherwise vested by the third (3rd) anniversary of the Effective Date (to the extent that such performance-criteria have already been satisfied as of the date of termination), such as those equity awards granted pursuant to Section 2.6(2)(a) (to the extent then outstanding, unvested, and unsettled); and (B) were issued pursuant to Section 2.6(2)(c).

(2)	Should this Agreement be terminated pursuant to Section 3.1(d) or Section 3.2(a), then subject to Section 3.6, the Executive shall be entitled to:

(a)an amount equal to 1.5 times (1.5x) the sum of (i) Executive’s Base Salary plus (ii) the Target Bonus, which amount shall be paid in installments over the Company’s normal payroll cycles;

(b)continued provision of the benefits described in Section 2.7, at entirely the Company’s cost, for eighteen (18) months following the month in which Executive’s employment terminated; provided, however, if the Company determines that providing the continued health insurance under this benefit shall cause the plan to violate nondiscrimination regulations, then the Company shall pay to Executive for 18 months following the termination of his employment, in lieu of the Company provided continued health insurance, the monthly COBRA premium for Executive and his dependents, and in such case, the Company shall pay to the Executive, on an after-tax basis, a bonus equal to the grossed-up

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amount of all taxes applicable to the payments in lieu of continued health insurance benefits;

(c)full vesting and payment, on the sixtieth (60th) day following termination of employment, of all unvested equity that would vest upon the passage of time in the future, including, but not limited to, awards granted pursuant to Section 2.6(2)(b) and any performance-based awards that would be vested by the third (3rd) anniversary of the Effective Date based upon satisfaction of performance-criteria that have already been satisfied at time of termination, such as those in Section 2.6(2)(a) and (c);

(d)any Bonus, the performance conditions of which have been met in respect of a prior year, which has not yet been paid at time of termination; and

(e)the Accrued Benefits.

(3)

Notwithstanding Section 3.1(d), in the event this Agreement or Executive’s employment is terminated without Cause or Executive resigns with Good Reason within two (2) years following a Change of Control, in lieu of the amounts stipulated in Section 3.3(3) (and less any payments the Executive received upon his termination), the Executive shall be entitled to the following, subject to Section 3.6:

(a)2.5 times (2.5x) the Base Salary, paid in a lump sum on the sixtieth (60th) day following termination of employment;

(b)2.5 times (2.5x) the amount of the highest paid Bonus (which for the avoidance of doubt shall not include the Transformation Bonus) prior to the effective date of the Change of Control, paid in a lump sum on the sixtieth (60th) day following termination of employment;

(c)the Accrued Benefits;

(d)continued provision of the benefits described in Section 2.7, at entirely the Company’s cost, for thirty (30) months following the month in which Executive’s employment terminated; provided, however, if the Company determines that providing the continued health insurance under this benefit shall cause the plan to violate nondiscrimination requirements under applicable law or such benefits cannot be provided under the terms of the plan, then the Company shall pay to Executive for 30 months (or such lesser period if benefits can be provided under the Company’s plan) following the termination of his employment, the monthly COBRA premium for Executive and his dependents, and in such case, the Company shall pay to the executive, on an after-tax basis, a bonus equal to the grossed-up for amount of all taxes applicable to the payments in lieu of continued health insurance benefits.

(e)full vesting and payment, on the sixtieth (60th) day following termination of employment, of (i) all unvested equity that would vest solely upon the passage of time in the future, including, but not limited to, awards granted

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pursuant to Section 2.6(2)(b) and granted pursuant to Section 2.6(2)(c), (ii) all unvested equity granted pursuant to Section 2.6(2)(a) that would vest by the (3rd) anniversary of the Effective Date upon achieving the greater of the highest 30 day average share price prior to the Change of Control or the share price in the Change of Control; and (iii) all unvested equity granted pursuant to Section 2.6(2)(c) ; and

(f)for a period of 2.5 years from the date of termination following a Change of Control, the Executive shall also continue to receive the benefits under Section 2.10 (Car Allowance) and the continued payment by the Company of the lease for the Executive’s office and executive assistant located in New York City.

(4)	Except as provided for herein, any of the Executive’s entitlements upon termination of employment under the LTIP will be governed by the terms of the applicable LTIP documents.
(5)	Except as provided for herein, the Executive’s entitlements under Section 2.10 to Section 2.11 will cease on the date of termination of the Executive’s employment for any reason.

Section 3.4Effect of Termination.

The Executive agrees that, upon termination of his employment for any reason whatsoever, the Executive shall thereupon be deemed to have immediately resigned any other position the Executive may have as an officer, director or employee of the Company together with any other office, position or directorship which the Executive may hold with any of the Company’s affiliates or related entities. In such event, the Executive shall, at the request of the Company, forthwith execute any and all documents appropriate to evidence such resignations. The Executive will not be entitled to any additional payments in respect of such resignation.

Section 3.5Date of Termination.

For the purposes of this Agreement the “date of termination” will be the date specified in the written notice of termination provided pursuant to Section 3.1(a), Section 3.1(d), Section 3.2(b) as the case may be, or, in the case of death or Disability or resignation for Good Reason, the date of Executive’s death or Disability or resignation for Good Reason.

Section 3.6Release.

The Executive agrees that he shall not receive the payments and benefits set forth in Section 3.3(1)(c), Section 3.3(2)(a)-(c) or in Section 3.3(3)(a), (b) and (d)-(f) unless (i) by the 60th day following the date of termination, the Executive has signed and delivered to the Company an effective general release of claims in favor of the Company and its affiliates and representatives, in a form acceptable to the Company substantially consistent with the form attached to this Agreement as Exhibit B, including any changes that are necessitated by law or mutually agreed upon by the parties (the “Release”); (ii) the Executive has not materially breached the Release, which Release cannot be revoked in whole or part by such date; and (iii) the Executive has not materially breached his post-termination obligations under this Agreement;

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provided, however, that in the event that the Company alleges a material breach under (ii) or (iii) above, the Company shall provide written notice to Executive specifying the event(s) alleged to materially breach the Release or any such agreement and the Executive has failed to cure such event(s) within thirty (30) days of his receipt of such written notice.

Each of the Company and the Executive confirm that the provisions of Section 3.3 are reasonable and that any payments made are inclusive of any termination and/or severance payments that may be required under applicable law and have been agreed upon with reference to the Executive’s length of service with the Company.

ARTICLE 4
EXECUTIVE’S COVENANTS

Section 4.1Company Property.

The Executive acknowledges that all materials of the Company relating to the business and affairs of the Company, including, without limitation, all Developments, manuals, documents, reports, equipment, working materials and lists of customers or suppliers prepared by the Company or by the Executive in the course of the Executive’s employment are for the benefit of the Company and are and will remain the property of the Company.

Section 4.2Confidentiality, Intellectual Property and Cooperation.

(a)Confidentiality. The Executive shall not disclose to any Person, nor use for his own or another Person’s benefit, either during or after his employment, any Confidential Information, except as otherwise specifically authorized in writing by the Company or as reasonably required for the Executive to carry out his duties during employment with the Company.  The foregoing shall not preclude the Executive from reporting possible violations of federal securities laws to the appropriate government enforcing agency, making such other disclosures that are expressly protected under such laws, or responding to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation (such the activities are, collectively, referred to as the “Protected Activities”).

(b)Ownership of Intellectual Property. The Executive acknowledges and agrees that the Company is the owner of all Developments. Any and all Developments shall be and remain the exclusive property of the Company and the Executive shall have no right, title or interest therein, and hereby waives his/her moral rights in favor of the Company and its successors and permitted assigns, and the Company shall have the sole and exclusive right, title and interest in and to the Developments, which right shall continue notwithstanding the termination of the Executive’s employment.

(c)Assignment of Rights. The Executive hereby irrevocably assigns and waives, and shall irrevocably assign and waive (which assignment operations automatically upon the making or developing of the Developments), to or on behalf of the Company and its successors, assigns or other legal representatives, any and all right, title and interest, including any moral rights, that the Executive may have in and to the Developments.

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(d)Intellectual Property Protection. The Company shall have the sole and exclusive right to apply for, prosecute, obtain and maintain any patents, design patents, copyrights, industrial designs, domain name registrations, or trademark registrations, in any and all countries throughout the world in respect of any Developments and the Executive shall, whether during or after employment, assist the Company, at its expense, with recording or securing the Company’s right, title and interest in and to the Developments, including agreeing to execute any applications, transfers, assignments, waivers, or other documents as the Company may consider necessary or desirable, for prosecuting, issuing, enforcing, obtaining, maintaining or vesting in or assigning any of the foregoing with or to the Company in any and all countries of the world; provided, however, that in the event that the Company requests that the Executive execute applications, transfers, assignments, waivers or other documents, then the Executive may retain attorneys, at the Company’s sole cost and expense, to review any such applications, transfers assignments, waivers or other documents and Executive shall only be required to execute such documents if his attorneys determine his execution of such documents to be reasonable and appropriate.

(e)Cooperation. From and after any termination, for any reason, the Executive shall provide Executive’s reasonable cooperation in connection with any legal action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s Employment Term, provided, that (i) the Company shall pay Executive for his time at a mutually agreed upon hourly rate, (ii) the Company shall reimburse Executive for Executive’s reasonable costs and expenses incurred in connection therewith, and (iii) such cooperation shall not unreasonably burden Executive or materially interfere with any subsequent employment that Executive may undertake or with any other duties Executive may have.

Section 4.3Third-Party Obligations.

The Executive hereby represents that, except for agreements the Company is aware of, he is not a party to, or bound by the terms of, any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company which would prevent him from performing his duties and responsibilities at the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement (written or oral) with any third party, including without limitation any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to his employment with the Company, and the Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.  Similarly, the Company shall not request or require Executive to breach any obligations Executive has to any former employer.

Section 4.4Defend Trade Secrets Act Notice.

Pursuant to the Federal Defend Trade Secrets Act of 2016 (“DTSA”), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local

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government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.  An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

ARTICLE 5
NON-COMPETITION AND NON-SOLICITATION

Section 5.1Non-Competition.

The Executive shall not, during the Employment Term and for a period of twelve (12) months immediately following the termination of his employment, for any reason, whether voluntary or involuntary, on his own behalf or on behalf of any Person, without the prior written consent of the Company, directly or indirectly, have an ownership interest in or engage in (as owner, sole proprietor, stockholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise) any business in all or part of the Territory which is competitive with the Business.

Section 5.2Exception.

The Executive will, however, not be in default under Section 5.1 by virtue of the Executive holding, strictly for portfolio purposes and as a passive investor, no more than five percent (5%) of the issued and outstanding shares of or any other interest in, any body corporate which is listed on any recognized stock exchange, the business of which body corporate is in competition, in whole or in part, with the Business.

Section 5.3Non-Solicitation of Customers and Suppliers.

The Executive shall not, during the Employment Term and, for a period of twelve (12) months immediately following the termination of his employment, for any reason, on his own behalf or on behalf of or in connection with any other Person, without the prior written consent of Company, whether directly or indirectly, alone through or in connection with any Person:

(a)canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer, Prospective Customer or Supplier for any purpose which is competitive with the Business; or

(b)procure or assist in the procurement of, any business which is competitive with the Business from any Customer, Prospective Customer or Supplier.

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Section 5.4Non-Solicitation of Employees.

The Executive shall not, during the Employment Term and, for a period of twelve (12) months, immediately following the termination of his employment, for any reason, on his own behalf or on behalf of or in connection with any other Person, without the prior written consent of Company, whether directly or indirectly, alone through or in connection with any Person:

(a)offer employment or engagement to or solicit the employment or engagement of or otherwise entice away from the employment or engagement of the Company or any of its affiliates, any individual who is, to the Executive’s knowledge, employed or engaged by the Company or any of its affiliates; or

(b)procure or assist any Person to offer employment or engagement or solicit the employment or engagement of any individual who is, to the Executive’s knowledge, employed or engaged by the Company or any of its affiliates or otherwise entice away from the employment or engagement of the Company or any of its affiliates any such individual.

ARTICLE 6
RECOGNITION

Section 6.1Recognition.

(1)

The Executive expressly recognizes that Article 4 and Article 5 of this Agreement are of the essence of this Agreement, and that the Company would not have entered into this Agreement without the inclusion of those Articles.

(2)

The Executive further recognizes and expressly acknowledges that the application of Article 4 and Article 5 of this Agreement will not have the effect of prohibiting him from earning a living in a satisfactory manner in the event of the termination of his employment and of this Agreement.

(3)

The Executive further recognizes and expressly acknowledges that Article 4 and Article 5 of this Agreement grant to the Company only such reasonable protection as is necessary to preserve the legitimate interests of the Company and the Executive equally recognizes, in this respect, that the description of the Business and the Territory are reasonable.

Section 6.2Remedies.

The Executive hereby recognizes and expressly acknowledges that the Company would be subject to irreparable harm should any of the provisions of Article 4, Article 5 or Article 6 be infringed, or should any of the Executive’s obligations hereunder be breached by the Executive, and that damages alone will be an inadequate remedy for any breach or violation thereof and that provided the Company has performed all of its obligations under the Agreement, the Company, in addition to all other remedies, will be entitled as a matter of right to equitable relief, including temporary or permanent injunction to restrain such breach.

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ARTICLE 7
NON-DISPARAGEMENT

Section 7.1Non-Disparagement

(1)

The Executive covenants and agrees that he shall not at any time engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Business or the Company, its affiliates or their management, except that the Executive may provide truthful information while engaging in the Protected Activities.

(2)

The Company covenants and agrees that it shall not (and shall cause its officers and directors not to) engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Executive, except that the Company may provide truthful information while engaging in the Protected Activities.

ARTICLE 8
GENERAL

Section 8.1Section 409A.

(1)

Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(2)

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance

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with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(3)

It is intended that any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-l (b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (b) above.

(4)

It is intended that any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-l (b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A- l(b)(9)(iii)(A)( l) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(l7) of the Code for the year in which Executive’s employment is terminated.

To the extent any reimbursements or in-kind benefits provided under this Agreement constitute nonqualified deferred compensation subject to Code Section 409A, all such reimbursements and in-kind benefits shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(5)

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. Executive agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, Executive agrees to accept the

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potential application of Section 409A and the other tax consequences of any payments made hereunder.

Section 8.2Section 280G of the Code.

(1)

Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments (the “Parachute Payments”) within the meaning of Section 280G of the Code and, but for this Section 8.2, would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(a)Any such reduction shall be made in accordance with Section 409A and the following:

(i)	the Covered Payments consisting of cash severance benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first, in reverse chronological order; and
(ii)

all other Covered Payments consisting of cash payments, and Covered Payments consisting of accelerated vesting of equity based awards to which Treas. Reg. §1.280G-1 Q/A-24(c) does not apply, and that in either case do not constitute nonqualified deferred compensation subject to Section 409A, shall be reduced second, in reverse chronological order; and

(iii)	all Covered Payments consisting of cash payments that constitute nonqualified deferred compensation subject to Section 409A shall be reduced third, in reverse chronological order; and
(iv)	all Covered Payments consisting of accelerated vesting of equity-based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) applies shall be the last Covered Payments to be reduced.

(b)Any determination required under this Section 8.2 shall be made in writing in good faith by an independent accounting firm selected by the Company and reasonably acceptable to the Executive (the “Accountants”). The Company and Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in

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order to make a determination under this Section 8.2. For purposes of making the calculations and determinations required by this Section 8.2, the Accountants may rely on reasonable, good-faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 8.2.

(c)It is possible that after the determinations and selections made pursuant to this Section 8.2 Executive will receive Covered Payments that are in the aggregate more than the amount intended or required to be provided after application of this Section 8.2 (“Overpayment”) or less than the amount intended or required to be provided after application of this Section 8.2 (“Underpayment”).

(i)

In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive that the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Executive’s receipt of the Overpayment until the date of repayment.

(ii)

In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of Executive together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount should have otherwise been paid to Executive until the payment date.

Section 8.3Notices.

Any notice, demand or other communication which is required or permitted by this Agreement to be given or made by a party hereto must be in writing and be sufficiently given if delivered personally or sent by pre-paid registered mail at the following addresses:

(a)to the Company at:

Tilray, Inc.

Attention: General Counsel

655 Madison Avenue

19th Floor

New York, New York 10065

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(b)to the Executive at:

the address of the Executive's principal residence most recently on file with the Company,

or at such other address as any party may from time to time advise the other party by notice in writing. Every notice or other communication will be deemed to have been received, (i) on the date of receipt, if given by personal delivery, and (ii) the fifth Business Day after which it is mailed, if sent by registered mail. Notwithstanding the foregoing, if a strike or lockout of postal executives is in effect, or generally known to be impending, notice must be effected by personal delivery.

Section 8.4Survival.

Notwithstanding the termination of this Agreement each party shall remain bound by the provisions of this Agreement which by their terms impose obligations upon that party that extend beyond the termination of this Agreement.

Section 8.5Further Assurances.

The parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

Section 8.6Assignment.

Except as otherwise expressly provided herein, neither this Agreement nor any rights or obligations are assignable by Executive. The Company may only assign this Agreement to a successor to all or substantially all of its assets.

Section 8.7Entire Agreement

This Agreement, including the referenced Schedule(s), constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, including but not limited to understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

Section 8.8Amendment and Waiver.

No supplement, modification, amendment or waiver of this Agreement will be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar) nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

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Section 8.9Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the parties and their respective heirs, executors and administrators or successors and permitted assigns, as the case may be.

Section 8.10Effective Date.

Notwithstanding the date that the Parties hereto may execute this Agreement on the date first written above, this Agreement shall be deemed to take effect as of the Effective Date.

Section 8.11Severability.

If any provision in this Agreement is determined to be invalid, void or unenforceable by the decision of any court of competent jurisdiction, which determination is not appealed or appealable for any reason whatsoever, the provision in question will not be deemed to affect or impair the validity or enforceability of any other provision of this Agreement and such invalid or unenforceable provision or portion thereof will be severed from the remainder of this Agreement.

Section 8.12Independent Legal Advice.

The Executive acknowledges that he has been advised to obtain, and that he has obtained independent legal advice with respect to this Agreement and that he understands the nature and consequences of this Agreement.

Section 8.13Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of laws.

Section 8.14Counterparts.

This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered will be deemed to be an original and such counterparts will together constitute one and the same instrument.

Section 8.15Indemnification.

  During the Employment Term and thereafter, the Company shall also provide Executive with coverage under its current directors’ and officers’ liability policy to the same extent as its other senior executives and/or directors.

Section 8.16Legal Fees.

The Company shall promptly pay or reimburse Executive for all reasonable legal fees and expenses he incurred up to $40,000, subject to Executive submitting documentation, in

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connection with the negotiation, review, and preparation of this Agreement and any related agreements, including, but not limited to, those in the Exhibits to this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

TILRAY, INC.

Name:
Title

Agreed to and Accepted this                 day of                   ,             .

WITNESS	EXECUTIVE

Name:	Irwin D. Simon

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SCHEDULE A
DEFINITIONS

“Board” means the Board of Directors of the Company.

“Business” means the business carried on by the Company and its direct and indirect subsidiaries at any time during Executive’s employment, which includes (but is not limited to) the cultivation, production, distribution and sale of medical and recreational cannabis, or the use of cannabis or hemp in any product or service, to the extent that Executive worked with, or obtained Confidential Information  about, such business.

“Business Day” means any day of the year which the NASDAQ is open for business.

“Cause” means (a) Executive’s conviction of or entry of a plea of guilty or nolo contendere to, any felony (other than relating to cannabis); (b) Executive’s refusal to perform his reasonably assigned duties for the Company (other than as a result of Executive’s incapacity due to physical or mental illness); (c) Executive engaging in any act of material dishonesty or fraud; (d) Executive engaging in willful misconduct or gross negligence in the performance of his duties; (e) Executive materially breaches this Agreement (other than violations of policies); or (f) Executive willfully and materially violating material written policy applicable to Executive and the Company incurring material liability directly as a result of such willful and material violation; provided, however, that (i) Cause shall not exist under (b), (e) or (f) above unless the Company has delivered written notice to Executive, signed by a duly authorized officer of the Company, specifying the event(s) above providing Cause and the Executive has failed to reasonably cure such event(s) within thirty (30) days of receiving such written notice.

“Change of Control” shall be deemed to have occurred upon:

(a)A merger, consolidation, reorganization, or similar form of corporate transaction approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total and combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or

(b)The sale, transfer or other disposition of Company assets (including by way of merger or spin-off of any subsidiary or subsidiaries of the Company) occurring within a twelve (12) month period and representing, at a minimum, not less than forty percent (40%) of the total gross fair market value of all assets of the Company, to any person, entity, or group of persons acting in consort, other than a sale, transfer or disposition to: (A) a stockholder of the Company in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of the outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned by a person described in (C); or

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(c)Any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(l) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s stockholders; or

(d)during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof; provided, however, that any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds of the directors then in office shall be considered to have continued to be a member of the Board;

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company’s securities immediately before such transaction

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereto.

“Confidential Information” means information, whether or not originated by the Executive, that relates to the business or affairs of the Company or its affiliates, their clients or suppliers and is confidential or proprietary to the Company, its affiliates or their clients or suppliers.

(a)

Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated or marked as confidential and whether or not stored on a Company device or personal device):

(i)

work product resulting from or related to work or projects performed or to be performed by the Company, including but not limited to, the interim and final lines of inquiry, hypotheses, research and conclusions related thereto and the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(ii)	internal Company personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals;
(iii)

marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes,

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and future plans and potential strategies of the Company which have been or are being discussed, customer names and customer information;
(iv)

contracts and their contents, client services, data provided by clients and the type, quantity and specifications of products and services purchased, leased, licensed or received by clients of the Company; and,

(v)

all confidential information of the Company which becomes known to the Executive as a result of employment with the Company, which the Executive acting reasonably, believes is confidential information of the Company or which, the Company takes measures to protect, provided that the Executive is aware or ought to be aware of such measures.

(b)	Confidential Information does not include:
(i)	the general skills, general knowledge and experience gained during the Executive’s employment;
(ii)	information publicly known without breach of this Agreement; or,
(iii)

information, the public disclosure of which is required to be made by any law, regulation, governmental authority or court (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company where it is within the Executive’s control to provide such notice, and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

“Customer” means any Person who, in the twelve (12) months preceding the date of the termination of the Executive’s employment hereunder for any reason, has purchased from the Company or its affiliates, with the Executive’s assistance, any material amount of product or services produced, sold, licensed, or distributed by the Company in respect of the Business.

“Developments” means all discoveries, know how, inventions, designs, works of authorship, ideas, intellectual property, information, data, contributions, developments, processes, compositions, techniques or any derivations or improvements thereof (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

(a)	relate to the Business;
(b)	result or derive from the Executive’s employment with the Company or from the Executive’s knowledge or use of Confidential Information;
(c)	are made by the Executive (individually or in collaboration with others) in the discharge of his duties hereunder;
(d)	result from or derive from the use or application of the resources of the Company; or

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(de)	result or derive from the use of any open source software in connection with the Business or otherwise on behalf of the Company.

“Disability” means the Executive has been determined to be “permanently disabled” or “totally disabled” (or any other similar applicable term) under the Company’s Long Term Disability Plan and the Executive has commenced receiving disability benefits pursuant to such plan.

“Good Reason” means any of the following without Executive’s prior written consent:

(a)	any reduction in Executive’s Base Salary or any failure to pay Executive any amounts which he is due;
(b)	any material diminution in Executive’s titles, duties, authorities or reporting relationships;
(c)	the assignment to Executive of any duties materially inconsistent with his position as CEO and Chairman of the Board;
(d)	any removal of Executive from the positions of CEO or Chairman of the Board;
(e)	any requirement Executive’s principal place of employment be outside New York County, New York; or
(f)	any material breach by the Company or any of its affiliates of this Agreement or any other agreement to which Executive is a party;

provided, however, that Good Reason shall not exist hereunder unless Executive has provided written notice to the Company identifying the event(s) alleged to constitute Good Reason and the Company has failed to reasonably cure such event(s) within thirty (30) days of its receipt of such notice.

“Effective Date” means July 27, 2021.

“Person” means a natural person, partnership, limited liability partnership, company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

“Prospective Customer” means (i) any Person solicited by the Executive on behalf of the Company or its affiliates for any purpose relating to the Business at any time during the twelve (12) month period immediately preceding the date of the termination of the Executive’s employment hereunder, for any reason; and (ii) any Person solicited by the Company with the Executive’s knowledge for any purpose relating to the Business at any time during the twelve (12) month period immediately preceding the date of the termination of the Executive’s employment hereunder.

“Shares” means the Common Stock of the Company.

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“Supplier” means any Person who, in the twelve (12) months’ preceding the date of the termination of the Executive’s employment hereunder for any reason, has supplied to the Company or its affiliates, with the Executive’s assistance, any material amount of product or services produced, sold, licensed, or distributed by the Company in respect of the Business.

“Territory” means North America and any other country within which the Company conducts the Business in the twelve (12) months’ preceding the date of the termination of the Executive’s employment               hereunder                for                  any                   reason.

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SCHEDULE B

PSUs

Share Price*	% of Units vested with interpolation between percentages**
0% to less than 25% share price appreciation (threshold)	0%
25% share price appreciation	25%
50% share price appreciation	50%
75% share price appreciation	100%
100% share price appreciation	150%
125% share price appreciation or greater	250%

*Highest 30-day Volume Weighted Average Price (VWAP) achieved anytime during the 3-year performance period (or such shorter period upon death, Disability, termination without Cause by the Company, Executive’s termination for Good Reason or Change of Control (an “Intervening Event”); provided, however, that in the event of a Change of Control, the Share Price used above shall be the greater of (x) the highest 30-day VWAP prior to the Change of Control or (y) the share price in the Change of Control.  The initial share price for purposes of this grant shall be $15.80, which is equal to the VWAP from May 1 to May 30, 2021.

**Final vested percentage will be determined based on the earlier of (1) an Intervening Event or (2) the third anniversary of grant date (the “Vesting Date”).

Except as otherwise provided herein or in the Employment Agreement, for the avoidance of doubt, the Executive must remain in continuous employment from the grant date to the Vesting Date in order for the Units (or any portion thereof) to be vested.  Vested Units will be settled within 30 days of the Vesting Date.  Further, any price appreciation occurring after the third (3rd) anniversary of the Effective Date shall result in no further vesting and any unvested portion of the Units at that time shall be forfeited.

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Exhibit A

Ongoing Business Participation

1.)	Whole Earth Brands: Board Member, Executive Chairman
2.)	Stagwell Group: Lead Director
3.)	GP Act III Spac: Co-Chairman
4.)	Tulane University: Board of Directors
5.)	Brooklyn Poly Prep Country Day School: Board of Directors
6.)	Cape Breton Eagles (Canadian) Hockey Team QMJHL: Chairman of the Board/Majority Owner

7.)	St. John’s Edge (Canadian) Basketball Team: Co-Owner
8.)	Lobster Roll Restaurant: Co-Owner
9.)	Cambridge Suites Hotel (Sydney, NS): Owner
10.)	Stew Leonard Grocery Store: Advisory Board

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Exhibit B

Release

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